FOR IMMEDIATE RELEASE
Contact:    Chas Cook (investors) – 336-436-5076
    Investor@Labcorp.com

    Brandi Martin (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2023 First Quarter Results
Company Updates Full-Year Guidance

•First quarter Base Business revenue grew 10%, while total revenue and earnings were down due to COVID-19 Testing
◦Revenue: Q1 of $3.8 billion versus $3.9 billion last year
◦Diluted EPS: Q1 of $2.39 versus $5.23 last year
◦Adjusted EPS: Q1 of $3.82 versus $6.11 last year
◦Free Cash Flow: Q1 of $27 million versus $239 million last year
•Planned spin of Clinical Development business remains on schedule for mid-2023
•Full-Year 2023 Guidance: Adjusted EPS narrowed to $16.25 to $17.75 with midpoint unchanged and Free Cash Flow remains at $1.0 billion to $1.2 billion

BURLINGTON, N.C., April 25, 2023 – Labcorp (NYSE: LH), a leading global life sciences company, today announced results for the first quarter ended March 31, 2023, and updated full-year guidance.

"Labcorp's first quarter results set the foundation for a strong 2023, led by continued industry leadership and strength in our Diagnostics and Central Laboratories, and strong fundamentals in our Early Development Research Laboratories,” said Adam Schechter, chairman and CEO of Labcorp. “We are on track to complete the spin of Fortrea, our Clinical Development business, by mid-year, and anticipate the business to accelerate in the second half of the year. Labcorp remains well positioned for customers and shareholders as we pursue our mission to improve health and improve lives."

In the first quarter, Labcorp executed against its strategic plan to position the business for both short- and long-term growth. The company continued the integration of the Ascension health system laboratories. Labcorp employees are now managing laboratories in nearly 100 Ascension hospitals. As a large-scale integration, Ascension serves as a proof of concept for the company's ability to generate profitable growth through future healthcare system partnerships.

The company progressed the planned spin-off of the Clinical Development business, which is expected to be completed in mid-2023, subject to satisfaction of certain customary conditions. The new public company name and brand was introduced as Fortrea in the first quarter of 2023. In early January 2023, Tom Pike was appointed to lead the Clinical Development business. Mr. Pike will become the chief executive officer and chairman of Fortrea upon completion of the spin-off. For more information, please visit fortrea.com.

On March 31, 2023, Labcorp issued its 2022 Corporate Responsibility Report. The report offers an overview of the company's governance profile, diversity and inclusion initiatives, sustainability impact and community engagement.

On April 6, 2023, the company announced a quarterly cash dividend of $0.72 per share of common stock, payable on June 8, 2023, to stockholders of record at the close of business on May 18, 2023.

Consolidated Results

First Quarter Results
Revenue for the quarter was $3.78 billion, a decrease of (3.1%) from $3.90 billion in the first quarter of 2022. The decrease was due to organic revenue of (3.6%) and foreign currency translation of (0.7%), partially offset by acquisitions, net of divestitures, of 1.2%. The (3.6%) decrease in organic revenue was driven by an (11.6%) decrease in COVID-19 PCR and antibody testing (COVID-19 Testing), partially offset by a 7.9% increase in the company's organic Base Business. Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $341.0 million, or 9.0% of revenue, compared to $687.9 million, or 17.6%, in the first quarter of 2022. The company recorded amortization, restructuring charges, and special items, which together totaled $152.5 million in the quarter, compared to $106.1 million during the same period in 2022. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $493.5 million, or 13.1% of revenue, compared to $794.0 million, or 20.4%, in the first quarter of 2022. The decrease in operating income and margin was primarily due to a reduction in COVID-19 Testing. The margin decline was also negatively affected by the mix impact from the Ascension TSA and NHP-related constraints.

Net earnings for the quarter were $212.9 million compared to $491.6 million in the first quarter of 2022. Diluted EPS were $2.39 in the quarter compared to $5.23 during the same period in 2022. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $3.82 in the quarter compared to $6.11 in the first quarter of 2022.

Operating cash flow for the quarter was $121.2 million compared to $356.0 million in the first quarter of 2022. The decrease in operating cash flow was due to lower COVID Testing earnings, partially offset by higher Base Business earnings. Capital expenditures totaled $93.9 million compared to $117.2 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $27.3 million compared to $238.8 million in the first quarter of 2022.

At the end of the quarter, the company’s cash balance and total debt were $0.4 billion and $5.4 billion, respectively. During the quarter, the company paid out $64.4 million in dividends.

First Quarter Segment Results
The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics
Revenue for the quarter was $2.38 billion, a decrease of (2.9%) from $2.45 billion in the first quarter of 2022. The decrease was due to organic revenue of (4.7%) and foreign currency translation of (0.3%), partially offset by acquisitions of 2.0%. The (4.7%) decrease in organic revenue was due to a (18.4%) decrease in COVID-19 Testing, partially offset by a 13.7% increase in the Base Business. Total Base Business growth compared to the Base Business in the prior year was 19.8%, which includes the benefit from the Ascension lab management agreement of approximately 7% as well as the positive impact from weather and revenue days of approximately 2%.

Total volume (measured by requisitions) decreased by (3.3%) as organic volume decreased by (5.6%) and acquisition volume contributed 2.3%. Organic volume was impacted by a (12.7%) decrease in COVID-19 Testing, partially offset by a 7.1% increase in the Base Business. Price/mix increased by 0.4% due to Base Business growth of 6.6%, partially offset by COVID-19 Testing of (5.7%), currency of (0.3%), and acquisitions of (0.2%). Base Business volume increased 11.0% compared to the Base Business last year, which includes the combined favorable impact from weather and revenue days of approximately 2%. Price/mix was up 8.8% in the Base Business compared to the Base Business last year, which includes the benefit of the Ascension lab management agreement.

Adjusted operating income for the quarter was $441.5 million, or 18.5% of revenue, compared to $683.1 million, or 27.8%, in the first quarter of 2022. The decrease in adjusted operating income and margin was due to a reduction in COVID-19 Testing. Excluding COVID-19 Testing, operating income and margin were up due to the benefit of Base Business organic growth and LaunchPad savings, which were partially offset by higher personnel expense.

Drug Development
Revenue for the quarter was $1.40 billion, a decrease of (4.0%) from $1.46 billion in the first quarter of 2022. The decrease was primarily due to an organic decline of (2.4%), foreign currency translation of (1.5%), and acquisitions net of divestitures of (0.1%). The decrease in organic revenue was negatively impacted by approximately (8.0%) due to NHP-related constraints, reduced COVID-19 vaccine and therapeutic work, and the loss of the previously mentioned FSP contract.

Adjusted operating income for the quarter was $123.9 million, or 8.8% of revenue, compared to $168.6 million, or 11.6%, in the first quarter of 2022. Adjusted operating income and margin decreased due to NHP-related constraints, reduced COVID vaccine and therapeutic work, and the FSP contract loss, partially offset by demand growth and LaunchPad savings.

Net orders and net book-to-bill during the trailing twelve months were $7.15 billion and 1.27, respectively. Backlog at the end of the quarter was $16.62 billion, an increase of 9.4% compared to last year. The company expects approximately $4.89 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2023

Labcorp is updating 2023 full year guidance to reflect its first quarter performance and full year outlook. The following guidance assumes foreign exchange rates effective as of March 31, 2023, for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

(Dollars in billions, except per share data)
		Previous		Updated
	Results	2023 Guidance		2023 Guidance

	2022	Low	High	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$14.9	1.0%	4.0%	1.5%	4.0%
Base Business (1)(2)	$13.7	8.5%	10.5%	9.5%	11.0%
COVID-19 Testing (2)	$1.1	(90.0%)	(75.0%)	(90.0%)	(80.0%)

Total Diagnostics (3)	$9.2	(2.0%)	1.5%	(0.5%)	2.0%
Base Business	$8.1	10.5%	12.5%	12.5%	14.0%
COVID-19 Testing	$1.1	(90.0%)	(75.0%)	(90.0%)	(80.0%)

Total Drug Development (4)	$5.7	5.0%	7.0%	3.5%	5.5%

Adjusted EPS	$19.94	$16.00	$18.00	$16.25	$17.75

Free Cash Flow (5)	$1.5	$1.0	$1.2	$1.0	$1.2

(1) 2023 Updated Guidance includes an impact from foreign currency translation of 0.1%, previous 2023 Guidance was 0.0%
(2) Enterprise level revenue is presented net of intersegment transaction eliminations
(3) 2023 Updated Guidance includes an impact from foreign currency translation of (0.2%), previous 2023 Guidance was (0.2)%
(4) 2023 Updated Guidance includes an impact from foreign currency translation of 0.6%, previous 2023 Guidance was 0.2%
(5) Free Cash Flow consists of operating cash flow less capital expenditures

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at www.Labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by registering at this link, which will provide a dial-in number and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the start of the call, although participants may register and join at any time during the call. A live webcast of Labcorp’s quarterly conference call on April 25, 2023, will be available at the Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through April 11, 2024.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With more than 80,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.9 billion in FY2022. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2023 guidance and related assumptions, (ii) the proposed spin-off of the Clinical Development business (“CD”), including statements regarding the expectation that the spin-off transaction (“Transaction”) will be consummated, the anticipated timing of the Transaction, benefits of the Transaction, the expected tax treatment of the Transaction, and opportunities for future growth; (iii) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company’s businesses, operating results, cash flows and/or financial condition, as well as general economic and market conditions, (iv) the company's responses to the COVID-19 pandemic, (v) future business strategies, (vi) expected savings and synergies (including from the LaunchPad initiative and from acquisitions and other transactions), and (vii) opportunities for future growth.
Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, (i) uncertainties as to the completion and timing of the Transaction; (ii) the failure to obtain appropriate assurances regarding the tax-free nature of the Transaction; (iii) the receipt of regulatory approvals for the Transaction; (iv) the effect of the announcement or pendency of the Transaction on the company’s business relationships, operating results, and business generally; (v) unexpected issues that arise in the continued planning for the Transaction; (vi) the failure to have the Form 10 registration statement for the Transaction that will be filed with the SEC declared effective on a timely basis, or at all; (vii) risks that the Transaction disrupts current plans and operations of the company or CD; (viii) potential difficulties as a result of the Transaction with the company or CD employee retention; (ix) risks related to the Transaction diverting management’s attention from the company and CD’s ongoing business operations; (x) the ability of the company to successfully separate CD operations from the company’s ongoing operations; (xi) market receptiveness to effect transactions in the capital markets; (xii) market reaction to the announcement, updates on, and planning for the Transaction; (xiii) the trading price of the company’s stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (xiv) changes in government regulations, including healthcare reform; (xv) customer purchasing decisions, including changes in payer regulations or policies; (xvi) other adverse actions of governmental and third-party payers; (xvii) changes in testing guidelines or recommendations; (xviii) federal, state, and local government responses to the COVID-19 pandemic; (xix) the impact of global geopolitical events; (xx) the effect of public opinion on the company’s reputation; (xxi) adverse results in material litigation matters; (xxii) the impact of changes in tax laws and regulations; (xxiii) failure to maintain or develop customer relationships; (xxiv) the company's ability to develop or acquire new products and adapt to technological changes; (xxv) failure in information technology, systems or data security; (xxvi) the impact of potential losses under repurchase agreements; (xxvii) adverse weather conditions; (xxviii) the number of revenue days in a financial period; (xxix) employee relations; (xxx) personnel costs; (xxxi) inflation; and (xxxii) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy, including the proposed spin-off, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues	$3,777.9	$3,899.6

Cost of revenues	2,803.2	2,666.7

Gross profit	974.7	1,232.9

Selling, general and administrative expenses	553.6	464.1
Amortization of intangibles and other assets	69.3	67.1
Goodwill and other asset impairments	2.2	1.2
Restructuring and other charges	8.6	12.6

Operating income	341.0	687.9

Other income (expense):
Interest expense	(50.7)	(42.2)
Equity method income, net	(2.1)	3.4
Investment income	2.2	1.1
Other, net	(12.6)	(10.1)

Earnings before income taxes	277.8	640.1

Provision for income taxes	64.5	148.0

Net earnings	213.3	492.1
Less: Net earnings attributable to the noncontrolling interest	(0.4)	(0.5)

Net earnings attributable to Laboratory Corporation of America Holdings	$212.9	$491.6

Basic earnings per common share	$2.41	$5.27

Diluted earnings per common share	$2.39	$5.23

Weighted average basic shares outstanding	88.4	93.2

Weighted average diluted shares outstanding	89.0	94.0

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	March 31, 2023	December 31, 2022
ASSETS

Current assets:
Cash and cash equivalents	$393.9	$430.0
Accounts receivable	2,344.8	2,222.0
Unbilled services	705.1	795.4
Supplies inventory	481.4	470.6
Prepaid expenses and other	769.8	707.0
Total current assets	4,695.0	4,625.0

Property, plant and equipment, net	2,944.1	2,956.2
Goodwill, net	8,116.0	8,121.0
Intangible assets, net	3,912.3	3,946.9
Joint venture partnerships and equity method investments	65.8	65.7
Deferred income taxes	7.7	7.6
Other assets, net	459.1	432.7
Total assets	$20,200.0	$20,155.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$880.7	$934.8
Accrued expenses and other	929.5	1,068.8
Unearned revenue	586.7	582.1
Short-term operating lease liabilities	181.2	185.5
Short-term finance lease liabilities	6.1	6.0
Short-term borrowings and current portion of long-term debt	301.4	301.3
Total current liabilities	2,885.6	3,078.5

Long-term debt, less current portion	5,052.3	5,038.8
Operating lease liabilities	668.3	679.7
Financing lease liabilities	82.0	83.6
Deferred income taxes and other tax liabilities	737.4	736.2
Other liabilities	413.6	422.8
Total liabilities	9,839.2	10,039.6

Commitments and contingent liabilities
Noncontrolling interest	19.3	18.9

Shareholders’ equity:
Common stock, 88.6 and 88.2 shares outstanding at March 31, 2023, and December 31, 2022, respectively	8.1	8.1
Additional paid-in capital	47.7	—
Retained earnings	10,729.9	10,581.7
Accumulated other comprehensive loss	(444.2)	(493.2)
Total shareholders’ equity	10,341.5	10,096.6
Total liabilities and shareholders’ equity	$20,200.0	$20,155.1

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$213.3	$492.1

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	165.9	161.5
Stock compensation	40.6	38.2
Operating lease right-of-use asset expense	47.8	48.9
Goodwill and other asset impairments	2.2	1.2
Deferred income taxes	1.8	(19.0)
Other	5.8	(3.6)
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	(117.5)	20.4
Decrease (increase) in unbilled services	91.6	(84.5)
Increase in supplies inventory	(10.0)	(37.4)
Increase in prepaid expenses and other	(59.8)	(41.1)
Decrease in accounts payable	(56.4)	(5.5)
Increase (decrease) in unearned revenue	2.5	(2.9)
Decrease in accrued expenses and other	(206.6)	(212.3)
Net cash provided by operating activities	121.2	356.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(93.9)	(117.2)
Proceeds from sale of assets	0.1	1.0
Proceeds from sale or distribution of investments	—	0.4
Investments in equity affiliates	(6.1)	(2.2)
Acquisition of businesses, net of cash acquired	0.2	(455.1)
Net cash used for investing activities	(99.7)	(573.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	827.9	—
Payments on revolving credit facilities	(827.9)	—
Net share settlement tax payments from issuance of stock to employees	(20.5)	(27.3)
Net proceeds from issuance of stock to employees	27.6	18.2
Dividends paid	(64.4)	—
Other	(3.3)	(8.6)

Net cash used for financing activities	(60.6)	(17.7)

Effect of exchange rate changes on cash and cash equivalents	3.0	(4.4)

Net decrease in cash and cash equivalents	(36.1)	(239.2)
Cash and cash equivalents at beginning of period	430.0	1,472.7

Cash and cash equivalents at end of period	$393.9	$1,233.5

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended March 31,
	2023	2022
Diagnostics
Revenues	$2,382.8	$2,454.1

Adjusted Operating Income	$441.5	$683.1
Adjusted Operating Margin	18.5%	27.8%

Drug Development
Revenues	$1,401.3	$1,459.3

Adjusted Operating Income	$123.9	$168.6
Adjusted Operating Margin	8.8%	11.6%

Consolidated
Revenues	$3,777.9	$3,899.6

Adjusted Segment Operating Income	$565.4	$851.7
Unallocated corporate expense	$(71.9)	$(57.7)
Consolidated Adjusted Operating Income	$493.5	$794.0
Adjusted Operating Margin	13.1%	20.4%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2023	2022

Adjusted Operating Income
Operating Income	$341.0	$687.9
Amortization of intangibles and other assets (a)	69.3	67.1
Restructuring and other charges (b)	8.6	12.6
Acquisition and disposition-related costs (c)	16.2	11.4
Spin off transaction costs (d)	53.1	—
COVID-19 related costs (e)	—	9.2
Asset impairments (f)	2.2	—
Retention bonuses (g)	—	0.9
Ukraine/Russia crisis costs (h)	—	1.2
Other (i)	3.1	3.7
Adjusted operating income	$493.5	$794.0

Adjusted Net Income
Net Income	$212.9	$491.6
Impact of adjustments to operating income	152.5	106.1
(Gains) / losses on venture fund investments, net (j)	1.5	3.1
Pension settlement (k)	7.9	—
Other	1.5	—
Income tax impact of adjustments (l)	(36.4)	(27.1)
Adjusted net income	$339.9	$573.7

Weighted average diluted shares outstanding	89.0	94.0

Adjusted net income per share	$3.82	$6.11

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration or disposition related activities.
(d)	The company has announced the spin-off of the Clinical Development and Commercialization Services Business and has incurred various costs to prepare for the spin-off transaction.
(e)	Costs related to incremental operating expenses incurred as a result of the COVID-19 pandemic.
(f)	The company impaired certain technology assets which are no longer realizable by the business.
(g)	Due to the tight labor markets in 2021 and 2022, the company implemented a targeted retention program within the Drug Development segment for a select group of positions experiencing higher than normal turnover.
(h)	Due to the Russia and Ukraine crisis and economic sanctions, the company incurred incremental costs and determined that certain receivables and long-lived assets related to its Russia and Ukraine operations were impaired.
(i)	Represents various non-operational items including rebranding, strategic review, litigation, data breach costs, insurance reimbursements, LaunchPad system implementation costs, and acquisition purchase accounting adjustments.
(j)	The company makes investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(k)	The company incurred a charge related to the US pension plan due to settlement of certain obligations to retired employees.
(l)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.